Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-286672) and related Prospectus of Brainsway Ltd.,

(2)	Registration Statement (Form F-3 No. 333-280934) and related Prospectus of Brainsway Ltd., and

(3)	Registration Statement (Form S-8 No. 333-230979) pertaining to the 2014 Share Incentive Plan of Brainsway Ltd.;

of our reports dated April 20, 2026, with respect to the consolidated financial statements of Brainsway Ltd. and the effectiveness of internal control over financial reporting of Brainsway Ltd. included in this Annual Report (Form 20-F) of Brainsway Ltd. for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
April 20, 2026

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